Titan International, Inc.
2701 Spruce Street
Quincy, IL 62301
INVESTOR CONTACT:
Todd Shoot
Treasurer & VP, Investor Relations
217-221-4416

FOR IMMEDIATE RELEASE
Thursday, June 13, 2019

Titan International, Inc. Announces Appointment of Max A. Guinn to Board of Directors
Served as President of Worldwide Construction & Forestry Division of Deere & Company

QUINCY, Ill.- Titan International, Inc. (“Titan”) announced today that Max A. Guinn, 60, has been appointed to Titan’s Board of Directors (the “Board”), effective June 12, 2019. Mr. Guinn was also appointed to serve as a member of the Audit Committee of the Board and as Chairman of the Corporate Governance Committee of the Board.
Mr. Guinn served in various roles with Deere & Company for 38 years, from 1980 through his retirement in November 2018. Mr. Guinn served as President of the Worldwide Construction & Forestry Division of Deere & Company from October 2014 through his retirement and as Senior Vice President, Human Resources, Communications, Public Affairs, and Labor Relations from 2012 to 2014. Prior to 2012, he held positions of increasing responsibility in quality services, supply management, and manufacturing in the agricultural, construction and forestry businesses. From 2014 to 2018, Mr. Guinn also served as a Director of John Deere Capital Corporation, which provides and administers financing for retail purchases of new equipment manufactured by John Deere’s agriculture and turf and construction and forestry operations and used equipment taken in trade for this equipment.
Mr. Guinn received a BS degree in Mechanical Engineering from the University of Missouri-Rolla (now Missouri University of Science & Technology) and an MBA from the University of Dubuque.
Morry Taylor, Chairman of the Board states “Titan International is very honored to have Max A. Guinn join Titan’s Board.  Max spent his entire business career at John Deere until his retirement at the end of 2018.  Max started at Deere while in college getting his BSME from University of Missouri-Rolla.  It didn’t take long for Deere to recognize Max’s leadership qualities.  I personally have known Max for over 30 years.  Max’s knowledge of markets in North America, South America and Europe will help Titan develop wheels and tires specific for customers in those areas.  I know Titan’s President and CEO, Paul Reitz and his staff are pleased to have Max on Titan’s Team to facilitate continued growth in the OTR Wheel and Tire Markets.”
About Titan:
Titan International, Inc. (NYSE: TWI) is a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products. Headquartered in Quincy, Illinois, the Company globally produces a broad range of products to meet the specifications of original equipment manufacturers (OEMs) and aftermarket customers in the agricultural, earthmoving/construction, and consumer markets. For more information, visit www.titan-intl.com.